Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 14, 2022, with respect to the combined financial statements and schedule of LiveWire EV in the Registration Statement (Form S-1) and related Prospectus of LiveWire Group, Inc. for the registration of its warrants and shares of its common stock.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

October 25, 2022